Exhibit 15






  August 8, 1996

  Merrill Lynch & Co., Inc.
  World Financial Center
  North Tower, 31st Floor
  New York, NY 10281

  We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries as of March 29, 1996 and for the three-month periods ended March 29, 1996 and March 31, 1995 as indicated in our report dated May 10, 1996, because we did not perform an audit, we expressed no opinion on that information.

  We are aware that such report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 29, 1996, is incorporated by reference in this Registration Statement.

  We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1993, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.



  /s/ Deloitte & Touche LLP
  New York, New York